June 2008 Filed pursuant to Rule 433 dated May 23, 2008 relating to Preliminary Pricing Supplement No. 669 dated May 22, 2008 to Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS offer leveraged exposure to a wide variety of underlying assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value by more than a specified buffer amount, the investor is exposed to the negative performance of the assets.  At maturity, (i) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the assets, subject to a maximum payment at maturity, (ii) if the assets have depreciated in value, but the assets have not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par and (iii) if the assets have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	June , 2008
Original issue date:	June , 2008 (5 business days after the pricing date)
Maturity date:	June 30, 2010
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•   If the final natural gas price is greater than the initial natural gas price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•   If the final natural gas price is less than or equal to the initial natural gas price but greater than or equal to 85% of the initial natural gas price, meaning the price of natural gas has declined by an amount less than or equal to the buffer amount of 15%:
$1,000
•   If the final natural gas price is less than 85% of the initial natural gas price, meaning the price of natural gas has declined by an amount greater than the buffer amount of 15%:
($1,000 x commodity performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $150 per Buffered PLUS at maturity.

Maximum payment at maturity:	$1,500 to $1,550 (150% to 155% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Leveraged upside payment:	$1,000 x commodity percent increase x leverage factor
Commodity percent increase:	(final natural gas price – initial natural gas price) / initial natural gas price
Leverage factor:	300%
Commodity performance factor:	final natural gas price / initial natural gas price
Initial natural gas price:	, which is the natural gas price on the pricing date
Final natural gas price:	The natural gas price on the valuation date
Natural gas price:
On any day, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public by the relevant exchange on such date.

Valuation date:	June 23, 2010, subject to adjustment for certain market disruption events
Relevant exchange:	NYMEX Division, or its successor, of the New York Mercantile Exchange
CUSIP:	6174466T1
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	100%	2%	98%
Total	$	$	$
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered PLUS.  Please see “Syndicate Information” on page 6 for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 669 dated May 22, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB0707001

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities
Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to energy commodities can use the Buffered PLUS based on the price of natural gas:

■	To gain access to a physical energy commodity and provide a measure of portfolio diversification from traditional fixed income/equity investments

■	As an alternative to direct exposure to natural gas that enhances returns for a certain range of positive performance of the price of natural gas

■	To enhance returns and outperform a direct investment in natural gas in a moderately bullish scenario

■
To achieve similar levels of upside exposure to the price of natural gas as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

■	To obtain a buffer against a specified level of negative performance in the price of natural gas and protect a specified portion of the invested principal against negative performance

Maturity:	2 years
Leverage factor:	300%
Maximum payment at maturity:	$1,500 to $1,550 (150% to 155% of the stated principal amount) per Buffered PLUS, to be determined on the pricing date.
Minimum payment at maturity:	15% of the stated principal amount is protected.

Natural Gas Overview

Natural Gas is used primarily for residential and commercial heating and in the production of electricity.  The price of natural gas to which the return on the Buffered PLUS is linked is based, on any day, on the official settlement price per one million British thermal units of the near-month futures contract for natural gas, as made public by the relevant exchange, which is currently the NYMEX Division of the New York Mercantile Exchange.  The official settlement price for the futures contract expiring in any month for delivery in the following month is often used as the measure of the current price for natural gas.  The price for the near-month futures contract for natural gas can be accessed at www.bloomberg.com under the commodities section.*

Information as of market close on May 20, 2008

Bloomberg Ticker Symbol*:	NG1
Current Price:	$11.38
52 Weeks Ago:	$7.913
52 Week High (on 5/14/2008):	$11.598
52 Week Low (on 8/27/2007):	$5.38

*The definitive natural gas price on any day will be as published by the relevant exchange. If the price displayed on Bloomberg differs from such published price, the price published by the relevant exchange will prevail.

Natural Gas Prices Daily Official Settlement Prices of the Near-Month Futures Contract January 1, 2003 to May 20, 2008

June 2008	Page 2

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 2-year investment offers 300% leveraged upside on the positive performance of the price of natural gas and provides a buffer against a decline of 15% in the price of natural gas, ensuring a minimum payment at maturity of $150 per Buffered PLUS.

Leverage Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance in the price of natural gas relative to a direct investment in natural gas.
Access	▪ Exposure to a physical energy commodity (natural gas) ▪ Portfolio diversification from traditional fixed income/equity investments
Payment Scenario 1
The price of natural gas increases and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 300% of the commodity percent increase, subject to a maximum payment at maturity of $1,500 to $1,550 (150% to 155% of the stated principal amount).

Payment Scenario 2	The price of natural gas declines by an amount less than or equal to the buffer amount of 15% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The price of natural gas declines by an amount greater than the buffer amount of 15% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below 85% of the initial natural gas price (Example: if the price of natural gas declines by 30%, the Buffered PLUS will redeem for $850).  The minimum payment at maturity is $150 per Buffered PLUS.

Summary of Selected Key Risks (see page 9)

■	85% of the stated principal amount is at risk.

■	No interest payments.

■	Appreciation potential is limited by the maximum payment at maturity.

■
The Buffered PLUS will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

■	The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the market price of natural gas and futures contracts on natural gas and volatility of such prices.

■	The price of natural gas is affected by numerous factors and may change unpredictably and affect the value of the Buffered PLUS in unforeseeable ways.

■	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.

■	There are risks involved in investing in securities linked to a single energy commodity.

■	Not equivalent to investing directly in natural gas or in futures contracts or forwards contracts on natural gas.

■	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

■	Economic interests of the calculation agent may be potentially adverse to investors.

■	Credit risk to Morgan Stanley.

June 2008	Page 3

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the price of natural gas on the valuation date.  Under no circumstances will the payment at maturity be less than $150 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June , 2008	June , 2008 (5 business days after the pricing date)	June 30, 2010
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS (see “Syndicate Information” on page 6)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
If the final natural gas price is greater than the initial natural gas price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final natural gas price is less than or equal to the initial natural gas price but greater than or equal to 85% of the initial natural gas price, meaning the price of natural gas has declined by an amount less than or equal to the buffer amount of 15%:
$1,000
•  If the final natural gas price is less than 85% of the initial natural gas price, meaning the price of natural gas has declined by an amount greater than the buffer amount of 15%:
($1,000 x the commodity performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $150 per Buffered PLUS at maturity.

Maximum payment at maturity:	$1,500 to $1,550 (150% to 155% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Leveraged upside payment:	$1,000 x commodity percent increase x leverage factor
Commodity percent increase:	(final natural gas price – initial natural gas price) / initial natural gas price
Leverage factor:	300%
Commodity performance factor:	final natural gas price / initial natural gas price
Initial natural gas price:	, which is the natural gas price on the pricing date.
Final natural gas price:	The natural gas price on the valuation date.
Natural gas price:
On any day, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public by the relevant exchange on such date.

Valuation date:	June 23, 2010, subject to adjustment for certain market disruption events.
Relevant exchange:	NYMEX Division, or its successor, of the New York Mercantile Exchange
Risk factors:	Please see “Risk Factors” on page 9.

June 2008	Page 4

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:
The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS and you should be willing to hold the Buffered PLUS to maturity.

CUSIP:	6174466T1
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this characterization of the Buffered PLUS is respected, the following U.S. federal income tax consequences should result:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange; and

▪  upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the holding period of the Buffered PLUS is more than one year at the time of sale, exchange, or settlement, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures contracts on natural gas or in such other instruments as we may wish to use in connection with such hedging. Such purchase activity could increase the price of natural gas, and therefore the price to which natural gas must increase on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the preliminary pricing supplement describing this offering.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the preliminary pricing supplement describing this offering.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

June 2008	Page 5

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of the Buffered PLUS for any single investor
100%	2.00%	<$999K
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.250%	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2008	Page 6

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000
Leverage factor:	300%
Buffer amount:	15% of the initial natural gas price
Hypothetical maximum payment at maturity:	$1,525 (152.5% of the stated principal amount)
Minimum payment at maturity:	$150

Buffered PLUS Payoff Diagram

■
If the final natural gas price is greater than the initial natural gas price, investors will receive the $1,000 stated principal amount plus 300% of the increase in the price of natural gas over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Based on the actual and hypothetical terms above:

■	If the price of natural gas increases 10%, investors would receive a 30% return, or $1,300.

■	If the price of natural gas increases 20%, investors would receive the hypothetical maximum payment at maturity of 152.5% of the stated principal amount, or $1,525.

■
If the final natural gas price is less than or equal to the initial natural gas price but has declined by an amount less than or equal to the buffer amount of 15% of the initial natural gas price, investors will receive $1,000.

■
If the final natural gas price has declined by an amount greater than the buffer amount of 15% of the initial natural gas price, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount.  The minimum payment at maturity is $150.

■
For example, if the final natural gas price is equal to 70% of the initial natural gas price, investors would lose 15% of their principal and receive only $850 at maturity, or 85% of the stated principal amount.

June 2008	Page 7

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the price of natural gas on the valuation date, determined as follows:

If the final natural gas price is greater than the initial natural gas price:

$1,000    +    leveraged upside payment

where,

leveraged upside payment = $1,000 x commodity percent increase x leverage factor of 300%

and where,

commodity percent increase	=	final natural gas price − initial natural gas price
initial natural gas price

subject to a maximum payment at maturity of 150% to 155% of the stated principal amount (equal to a payment at maturity of $1,500 to $1,550 per Buffered PLUS).

If the final natural gas price less than or equal to the initial natural gas price but greater than or equal to 85% of the initial natural gas price, meaning the price has declined by an amount less than or equal to the buffer amount of 15% of the initial natural gas price:

the stated principal amount of $1,000

If the final natural gas price is less than 85% of the initial natural gas price, meaning the price has declined by an amount greater than the buffer amount of 15% of the initial natural gas price:

($1,000    X    commodity performance factor) + $150

where,

commodity performance factor	=	final natural gas price
initial natural gas price

Because in this case the commodity performance factor will be less than 0.85, the payment at maturity will be less than the stated principal amount. Under no circumstances will the payment at maturity be less than $150 per Buffered PLUS.

June 2008	Page 8

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

■
Buffered PLUS do not pay interest nor guarantee full return of principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 15% of the stated principal amount of each Buffered PLUS.  If the final natural gas price is less than 85% of the initial natural gas price, meaning the decline is by more than 15% of the initial natural gas price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the price of natural gas below 85% of the initial natural gas price.

■
Appreciation potential is limited.  The appreciation potential of Buffered PLUS is limited by the maximum payment at maturity of $1,500 to $1,550, or 150% to 155% of the stated principal amount.  Although the leverage factor provides 300% exposure to any increase in the price of natural gas as of the valuation date, because the payment at maturity will be limited to 150% to 155% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final natural gas price exceeds approximately 116.667% to 118.333% of the initial natural gas price.

■
Market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will also influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the price of natural gas at any time and, in particular, on the valuation date, the market price of natural gas and futures contracts on natural gas, and the volatility of such prices, trends of supply and demand for natural gas at any time, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect natural gas or commodities markets generally and which may affect the final price of natural gas, the time remaining until the Buffered PLUS mature, and our creditworthiness.

■
Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity.  For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount if the price of natural gas has decreased at the time of sale or if market interest rates rise.  You cannot predict the future prices of natural gas based on their historical levels.  The final natural gas price may be less than 85% of its initial price so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the price of natural gas below 85% of its initial price.  In addition, there can be no assurance that the price of natural gas will increase so that you will receive at maturity an amount in excess of the stated principal amount of the Buffered PLUS.

■
The price of natural gas is affected by numerous factors and may change unpredictably and affect the value of the Buffered PLUS in unforeseeable ways.  Investments, such as the Buffered PLUS, linked to the prices of commodities such as natural gas are considered speculative and the prices for commodities such as natural gas may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, wars and acts of terror, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of natural gas also affects the value of the futures and forward contracts related to natural gas and therefore the value of the Buffered PLUS at any time.  These factors may affect the price for natural gas and the value of your Buffered PLUS in varying and potentially inconsistent ways.  Natural gas prices are volatile and are affected by numerous factors.  Natural gas is used primarily for residential and commercial heating and in the production of electricity.  The level of global industrial activity influences the demand for natural gas.  In addition, the demand for natural gas has traditionally been cyclical, with higher demand during winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the

June 2008	Page 9

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

■
demand for natural gas.  The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa.  In general, the supply of natural gas is based on competitive market forces.  Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market.  The ability of production companies to supply natural gas is dependent on a number of factors.  Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars).  In addition, production companies face more general barriers to their ability to increase the supply of natural gas, including access to land, the expansion of pipelines and the financial environment.  These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.  A decrease in the price of natural gas may have a material adverse effect on the value of the Buffered PLUS and the return on your investment in the Buffered PLUS.

■
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS. The futures market for natural gas is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, the near-month futures contract used to determine the natural gas price is listed on the New York Mercantile Exchange (the “NYMEX”).  NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the natural gas price and, therefore, the value of the Buffered PLUS.

■
There are risks involved in investing in securities linked to a single energy commodity.  The payment at maturity on the Buffered PLUS is linked exclusively to the price of natural gas and not to the price of energy commodities generally.  The price of natural gas may not correlate to the price of energy commodities generally and may diverge significantly from the prices of energy commodities generally.  Because the Buffered PLUS are linked to the price of a single commodity they carry greater risk and may be more volatile than a security linked to the prices of multiple energy commodities or commodities generally.

■
Not equivalent to investing directly in natural gas or in futures contracts or forward contracts on natural gas.  Investing in the Buffered PLUS is not equivalent to investing directly in natural gas or in futures contracts or forward contracts on natural gas. The payment at maturity that investors receive will be linked to the price of the near-month futures contract on natural gas, which we refer to as the contract, and not to the spot price for natural gas. Movements in this futures contract price may not correlate with movements in the spot price for natural gas.  In addition, by purchasing the Buffered PLUS, you do not purchase any entitlement to the contract or the commodity underlying the contract. Further, by purchasing the Buffered PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to the contract.

■
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

■
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  If the IRS were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the Buffered

June 2008	Page 10

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

§
PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying pricing supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

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The Buffered PLUS will not be listed.  The Buffered PLUS will not be listed on any exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. currently intends to act as a market maker for the Buffered PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered PLUS.

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Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of natural gas and, as a result, could decrease the amount investors may receive on the Buffered PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial natural gas price and, therefore, could increase the price at which natural gas must close on the valuation date before investors receive a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the price of natural gas on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

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Issuer’s credit ratings may affect the market value.  Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the Buffered PLUS.

June 2008	Page 11

Buffered PLUS based on the Price of Natural Gas due June 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of natural gas for each quarter in the period from January 1, 2003 through May 20, 2008.  The price of natural gas on May 20, 2008 was $11.38.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of natural gas should not be taken as an indication of future prices, and no assurance can be given as to the price of natural gas on the valuation date.

Natural Gas (in U.S. dollars)	High	Low	Period End
2003
First Quarter	9.577	4.935	5.060
Second Quarter	6.521	4.919	5.411
Third Quarter	5.520	4.430	4.830
Fourth Quarter	7.221	4.459	6.189
2004
First Quarter	7.287	5.077	5.933
Second Quarter	6.705	5.509	6.155
Third Quarter	6.911	4.570	6.795
Fourth Quarter	8.752	6.149	6.149
2005
First Quarter	7.653	5.790	7.653
Second Quarter	7.749	6.123	6.981
Third Quarter	14.196	7.171	13.921
Fourth Quarter	15.378	11.022	11.225
2006
First Quarter	10.626	6.547	7.210
Second Quarter	8.192	5.887	6.104
Third Quarter	8.211	4.201	5.620
Fourth Quarter	8.871	5.643	6.299
2007
First Quarter	7.871	6.162	7.730
Second Quarter	8.191	6.655	6.773
Third Quarter	7.010	5.380	6.870
Fourth Quarter	8.637	6.761	7.483
2008
First Quarter	10.230	7.621	10.101
Second Quarter (through May 20, 2008)	11.598	9.322	11.380

June 2008	Page 12